Exhibit 99.1

Polypore Announces Fourth Quarter and Full Year 2006 Results

CHARLOTTE, NC — March 7, 2007 — Polypore, Inc. today announced net sales of $124.9 million for the three months ended December 30, 2006, representing a 23% increase over fourth quarter 2005.
Fourth quarter 2006 operating income was $19.2 million, compared to $17.6 million in the prior year. Net income in the fourth quarter 2006 was $0.8 million, compared to net income of $3.5 million in the fourth quarter of 2005.
During 2006, Polypore recorded restructuring charges of $34.5 million related to the Company’s exit of cellulosic hemodialysis membrane production at its Wuppertal, Germany facility, of which $17.5 million was non-cash impairment of fixed assets associated with cellulosics production. With the inclusion of these restructuring charges, for the twelve months ended December 30, 2006, compared to the twelve months ended December 31, 2005:
•	Net sales were $479.7 million, up from $432.5 million;

•	Operating income was $40.3 million, a decrease from $67.4 million; and

•	Net loss was $12.7 million, down from net income of $14.0 million.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in Polypore’s Credit Agreement, was $38.2 million for the fourth quarter of 2006 compared to $32.5 million reported in the fourth quarter of 2005. Adjusted EBITDA for the twelve months ended December 30, 2006 was $139.8 million. Cash charges related to the cellulosics restructuring recorded in the period were $17.0 million, which will be substantially paid out through the second quarter of 2008. Non-cash charges were $17.5 million. Adjusted EBITDA, as defined in our Credit Agreement, provides for add-backs of non-cash charges and up to $15.0 million in cash charges for the cellulosics restructuring. Thus, the add-back for business restructuring in Adjusted EBITDA is $2.0 million less than the actual restructuring charges recorded for the twelve months ended December 30, 2006. Adjusted EBITDA is defined and reconciled to GAAP as noted below.

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“We’re pleased with our performance and execution on priorities in 2006,” said Robert Toth, President and Chief Executive Officer of Polypore, Inc. “Performance was consistent with our expectations and we remain focused on growing our business in high value applications based on our core capabilities in microporous membranes.”
Energy storage
Net sales for the energy storage segment in fourth quarter 2006 were $88.9 million, an increase of $13.4 million from the same period in the prior year. For fiscal 2006, energy storage net sales were $343.0 million, up $33.6 million from fiscal 2005. In the lead acid battery separator business, the quarterly and fiscal year gains were primarily attributed to increased volume, particularly in Asia. In the lithium separator business, the quarterly and fiscal year gains were driven primarily by continued demand for consumer electronic products and expanding applications for lithium batteries.
Fourth quarter gross profit in energy storage was $36.0 million, an increase of $4.5 million from the same period in 2005. Gross profit for fiscal 2006 was $132.5 million, up $17.2 million over the prior year. The fourth quarter and full year change in gross profit was driven by higher sales and production efficiencies, partially offset by higher raw material and energy costs.
Separations media
Fourth quarter net sales in separations media were $36.0 million, up $9.8 million from the fourth quarter of 2005. The increase was due to the timing of cellulosic hemodialysis membrane sales, as well as growth in high performance filtration applications and synthetic hemodialysis membranes. Net sales for fiscal 2006 were $136.7 million, up $13.6 million from fiscal 2005. The fiscal year gain was primarily due to growth in high performance filtration applications and synthetic hemodialysis membranes.
Fourth quarter gross profit in separations media was $5.9 million. This represents a decrease of $2.0 million from the same period in the prior year, largely due to production costs associated with the exit of cellulosic hemodialysis membrane production. For fiscal 2006, gross profit was $32.4 million, a decrease of $2.5 million from fiscal 2005. The decrease is largely due to the exit of cellulosic hemodialysis membranes and higher energy costs.

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Polypore, Inc. will hold a conference call to discuss 2006 fourth quarter and full year results on Thursday, March 8, 2007 at 9:00 AM Eastern time. You are invited to listen to a live broadcast via the internet at www.polypore.net. A replay of the conference call will be available through March 16th via telephone at 800-642-1687 (in the U.S.) or 706-645-9291 (International). Enter code 9752523. The call will also be archived on www.polypore.net.
Polypore, Inc., a wholly owned subsidiary of Polypore, International, Inc., is a high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore is a global leader with manufacturing facilities or sales offices in nine countries serving six continents.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the failure to successfully manage the transition in hemodialysis from cellulosic to synthetic filtration membranes; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace any senior management losses; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and the adverse impact on our financial condition resulting from restructuring activities. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net

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Polypore, Inc.
Condensed Consolidated Statements of Income
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2006(a)	2005(a)	2006(a)	2005(b)
Net sales	$124,907	$101,628	$479,677	$432,504
Cost of goods sold	82,999	62,240	314,736	282,270

Gross profit	41,908	39,388	164,941	150,234
Selling, general and administrative expenses	23,315	19,996	87,642	74,134
Business restructuring	(631)	1,838	37,027	8,693

Operating income	19,224	17,554	40,272	67,407
Other (income) expense:
Interest expense, net	17,275	14,993	67,857	59,856
Change in accounting principle related to postemployment benefits	—	—	(2,593)	—
Foreign currency and other	942	(887)	3,207	(4,418)

	18,217	14,106	68,471	55,438

Income (loss) before income taxes	1,007	3,448	(28,199)	11,969
Income taxes	215	(93)	(15,499)	(2,051)

Net income (loss)	$792	$3,541	$(12,700)	$14,020

     (a) Unaudited
     (b) Derived from audited consolidated financial statements
Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 30, 2006(a)	December 31, 2005(b)
Assets:
Cash and equivalents	$54,164	$27,580
Other current assets	183,537	157,823
Property, plant and equipment, net	363,526	370,871
Goodwill	567,587	567,587
Intangibles and loan acquisition costs, net	204,064	222,006
Other	16,153	17,471

Total assets	$1,389,031	$1,363,338

Liabilities and shareholders’ equity:
Current liabilities	$89,708	$61,887
Debt and capital lease obligations, less current portion	792,744	773,777
Other	202,189	216,395
Shareholders’ equity	304,390	311,279

Total liabilities and shareholders’ equity	$1,389,031	$1,363,338

     (a) Unaudited
     (b) Derived from audited consolidated financial statements

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Adjusted EBITDA
Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of “Adjusted EBITDA”, in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, restructuring costs and payments under an operating lease agreement that was bought out during the second quarter 2006.
Reconciliation of Adjusted EBITDA
(in millions)
Adjusted EBITDA, as defined in the Credit Agreement, is calculated as follows:

	Twelve	Three
	Months	Months
	Ended	Ended
	December 30,	December 30,
	2006	2006
Net income (loss)	$(12.7)	$0.8
Add/(Subtract):
• Depreciation and amortization	60.2	16.2
• Interest expense, net	67.9	17.3
• Provision for income taxes	(15.5)	0.2

EBITDA	99.9	34.5
• Operating lease payments (1)	0.6	—
• Stock compensation expense from Polypore International, Inc. (2)	0.5	0.3
• Foreign currency (gain) loss	3.3	1.1
• Loss on disposal of property, plant, and equipment	1.3	0.5
• Environmental expenses (3)	1.1	1.1
• Asset impairment (4)	17.5	(0.4)
• Business restructuring (5)	17.5	0.8
• Other non-cash charges (6)	(1.9)	0.3

Adjusted EBITDA	$139.8	$38.2

(1)	Represents payments under an operating lease agreement that at the inception of the Credit Agreement we intended to refinance. During the second quarter of 2006, we exercised our early purchase option under the lease agreement and acquired the equipment.
(2)	Represents compensation expense for stock options issued by our Parent to our employees.
(3)	Represents an increase in the existing environmental reserves at our manufacturing facility in Potenza, Italy.
(4)	Represents the non-cash asset impairment recognized in connection with the 2006 restructuring plan.
(5)	Represents business restructuring costs incurred during fiscal year 2006 for the 2004, 2005 and 2006 restructuring plans. For the 2006 restructuring plan, the Credit Agreement limits the add-back of cash charges to Adjusted EBITDA to $15.0 million, which is $2.0 million less than the actual cash costs expected to be incurred.
(6)	Represents the impact of adopting EITF No. 05-5, Accounting for Early Retirement or Postemployment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements) and other non-cash items.

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